Exhibit 10.1

FINAL EXECUTION COPY

CONTRACT MANUFACTURE AGREEMENT

This Agreement (“the Agreement”) is made on the 27th day of September 2010 between:

1.	IMMUCELL CORPORATION, a corporation duly organised and existing under the laws of the United States of America having its principal office at 56 Evergreen Drive, Portland, Maine 04103 USA hereinafter referred to as “the Principal”;

2.	NORBROOK LABORATORIES LIMITED, a corporation duly organised and existing under the laws of Northern Ireland, having its principal office at Station Works, Newry, County Down, BT35 6JP, Northern Ireland hereinafter referred to as “the Manufacturer”.

WHEREAS:

(A)	The Principal represents that it is the owner of the Product(s) as defined in Schedule 1, and is desirous of entrusting the Manufacturer with their completion and assembly, as more fully provided herein; and

(B)	The Manufacturer represents that it has the necessary facilities, equipment, personnel and expertise, and all appropriate or necessary permits, licenses and certifications for the completion and assembly of the Product(s), as more fully provided herein; and

(C)	In furtherance thereof the parties hereto have therefore agreed to enter into this Agreement on the terms and subject to the conditions hereinafter contained.

NOW IT IS HEREBY AGREED in consideration of these presents as follows:

1.	GENERAL CONDITIONS

Subject Matter of the Agreement.

1.1	The Manufacturer hereby agrees to incorporate or combine the materials to be obtained by the Manufacturer, as set forth in Schedule 2 hereof, into or with the materials to be provided by the Principal to the Manufacturer, as set forth in Schedule 2 hereto, in order to complete, assemble and deliver to the Principal the Product(s) as defined in Schedule 1 hereto in conformance with the specifications set out in Schedule 2 hereto, and in accordance with the terms of this Agreement.

1.2

The Principal hereby undertakes during the term of this Agreement to purchase the Product(s) exclusively from the Manufacturer and not to perform the tasks contemplated hereby to be performed by the Manufacturer on its own account, or to have another person or entity perform such tasks, except as otherwise provided in Sections 3.4 and 10 hereof. The Manufacturer hereby agrees that, through the second anniversary of the Commencement Date (as hereinafter defined) and for so long thereafter as the Principal places timely orders with the

Manufacturer for at least xxxxxxx syringes per Contract Year (as hereinafter defined), the Manufacturer will not assemble, complete, manufacture or otherwise provide services, directly or indirectly, with respect to or involving Nisin to any persons or entity other than the Principal. Such restriction shall continue in effect xxxxxxxxxxxx following the termination or expiration of this Agreement, other than a termination resulting from the breach by a Principal of its obligations hereunder.

1.3	The Principal hereby undertakes to ensure that the materials to be provided by the Principal for incorporation into the Product(s), as described in Schedule 2 hereto, will at all times comply with the standard set out for them in the said specifications.

1.4	Unless and to the extent otherwise reasonably directed by the Principal in writing, the Manufacturer shall purchase and warehouse a maximum of twelve (12) months (or such lesser period remaining in the term of this Agreement) raw materials in accordance with the order forecasts provided for under Clause 2.1 hereto, provided always that the Principal shall be liable for the cost of unused or redundant raw materials (whether arising due to any change in their specification or on termination of this Agreement (other than termination due to an uncured breach by the Manufacturer, in which event the Principal shall not be so liable)) but such liability for such costs shall not exceed the cost of twelve (12) months (or such lesser period remaining in the term of this Agreement) raw materials. The Principal shall promptly notify the Manufacturer in the event that its actual requirements for Products are reasonably expected to differ by more than five (5) batches (as provided in Schedule 1), plus or minus, from any such forecast, and the Manufacturer shall exercise commercially reasonable efforts to adjust its raw materials inventories accordingly. Payment in respect of any such unused or redundant packaging materials shall be made by the Principal within thirty (30) days of the date of invoice.

2.	FORECAST AND ORDERS

2.1	In order that the Manufacturer can plan its production and delivery program for the Product(s) the Principal shall provide every six (6) months a good faith estimate of its requirements for the Product(s) for the subsequent twelve (12) months, such estimates to be broken down on a month by month basis.

2.2	The Principal shall place orders with the Manufacturer subject to a delivery time of at least one hundred and twenty (120) days and provided proper notice has been given and the Manufacturer is in possession of all information and documents necessary to permit it to proceed to fulfil such order on a timely basis and without interruption, then the Manufacturer shall deliver the Products so ordered to the Principal, meeting the specifications set forth in Schedule 2, on or prior to the delivery date designated by the Principal in such order. The Manufacturer’s delivery obligation shall be subject to the Principal having delivered to the Manufacturer, not more than thirty (30) days following the submission of such order, sufficient quantities of the materials to be provided by the Principal for incorporation into such quantity of Products, meeting the specifications for such materials set forth in Schedule 2 hereto. Such delivery date shall be extended day-for-day by each day beyond such thirty (30) day period that elapses before the Principal has delivered such materials to the Manufacturer.

2.3	Any order placed by the Principal will be subject to the minimum order size as set out in Schedule 1 hereto.

3.	DELIVERY

3.1	Each Order of the Product(s) shall be delivered by the Manufacturer to the Principal at Manufacturer’s premises as identified in Schedule 1 hereto. All deliveries for the Product(s) shall be based on Free On Board (FOB), Manufacturer’s facility in Newry, Northern Ireland.

3.2	The Manufacturer may at its discretion deliver the Product(s) ordered by the Principal by installments in any sequence, provided that all such installments must be delivered on or prior to the delivery date established in accordance with Section 2.2 hereof. The Manufacturer shall notify the Principal as soon as practicable as to the dates and quantities of all such installment deliveries. Where the Product(s) are delivered by installments, each installment shall be deemed to be the subject of a separate contract and no default or failure by the Manufacturer in respect in any one or more installments shall vitiate the Order in respect of the Product(s) previously delivered or undelivered Product(s).

3.3	If the Principal fails to take delivery of any ordered Product(s) or any part of them and fails to provide any instructions, documents, licences, consents or authorisations required to enable the Product(s) to be delivered by the Manufacturer, the Manufacturer shall be entitled upon giving written notice to the Principal to store or arrange for the storage of the Product(s) and then risk in the Product(s) shall pass to the Principal, delivery shall be deemed to have taken place and the Principal shall pay to the Manufacturer all reasonable costs and expenses including storage and insurance charges arising from its failure.

3.4	In the event that the Manufacturer fails to deliver any Products on the delivery schedule established in accordance with Section 2 hereof, the Manufacturer shall (a) deliver such Products as promptly as practicable (unless the Principal has theretofore elected to obtain such Products otherwise and has so notified the Manufacturer in writing, in which event the Manufacturer shall not assemble or ship such Products to the Principal), and (b) reimburse the Principal for any costs incurred by it arising out of such failure to timely deliver, including without limitation any additional expedited shipping costs incurred by the Principal for delivery of such Products to customers, or any costs of obtaining replacement Products in excess of the amount payable to the Manufacturer for such Products pursuant to this Agreement.

4.	NON-COMPLIANCE

Where tests on a batch of the finished goods supplied under this Agreement carried out at the Principal’s laboratory shows that the quality of the batch of the Products does not meet the agreed specification, the Principal may reject such batch, which the Manufacturer shall replace with Products acceptable to the Principal to be delivered to the Principal within thirty (30) days free of charge, and the Manufacturer shall bear the expense of replacing the raw materials and other components included in the rejected Products. If the Manufacturer disagrees with the Principal’s determination with respect to such Products’ conformity to specifications, the Manufacturer may have the sealed samples held by the Manufacturer for the Principal in respect of that particular batch of the Products tested by any independent laboratory as mutually agreed between the parties, whose analysis results shall be final and binding. In the event that such arbitral analysis shows the relevant batch did comply with the agreed specification as set out in the relevant Certificate of Analysis to be supplied by the Manufacturer in respect of every batch of the Products, the Principal shall reimburse the Manufacturer for the additional costs incurred by the Manufacturer pursuant to the immediately preceding sentence. The costs incidental to any arbitral analysis will be borne by the Principal if an independent analysis confirms the validity of the Manufacturer’s certificate and shall be borne by the Manufacturer if the batch is confirmed to be outside the specification as set out in the relevant certificate. The Manufacturer shall carry out all tests on delivered Product within one (1) month of delivery time (time being of the essence) to satisfy compliance with the relevant Certificate of Analysis. No query or complaint in respect of the Principal’s determination as to Products’ compliance with the specification shall be considered after such period has elapsed.

5.	PRICES

5.1	The initial purchase price for the Product(s) shall be as set out in Schedule 1 hereto which said prices shall, subject as hereinafter provided, be applicable until the second anniversary of the Commencement Date. The parties hereto agree to commence discussions at least three (3) calendar months before such second anniversary and the end of each subsequent Contract Year for the purpose of agreeing upon prices for the subsequent Contract Year. In the event that the parties are unable to agree upon a price for each Product by the beginning of the next applicable Contract Year, then the price for any such Product will be increased (or decreased, as applicable).

5.1.1	by an amount equal to the vouched percentage increase (or decrease, as applicable) in the cost of raw materials or other Product components purchased by the Manufacturer as provided in Schedule 2; and

5.1.2	an inflationary price based on increases (or decreases, as applicable) in the (RPI) Retail Price Index as published by the UK Government for the remaining portion of the relevant price,

In both cases calculated from the date of the last price change for the said Product until the beginning of the next applicable Contract Year. Should either party wish to implement any price increase or decrease under this Clause 5.1 then it shall, at its own cost, produce to the other party a certificate certifying that the amount of the proposed increase or decrease has been properly calculated in accordance with the requirements of this Clause 5.1. The price calculated in accordance with this sub-clause would apply to all orders placed by the Principal and accepted by the

Manufacturer during the following Contract Year. Each party shall cooperate with the other in determining any such price adjustment (or the adjustments contemplated by Section 5.3 hereof), including, but not limited to, sharing such party’s cost data to the extent relevant to any such calculation.

5.2	All the orders for the Product(s) as supplied by the Manufacturer shall be paid by the Principal in English pounds sterling within thirty (30) days from the date of the relevant invoice, which shall be delivered upon shipment of such Products. The Manufacturer reserves the right to charge interest on all late payments at a rate of two (2%) percent per annum over Bank of Ireland base rate for sterling, such interest to be compounded on a weekly basis.

5.3	The Manufacturer reserves the right to increase its prices, subject to providing appropriate documentation thereof to the Principal, at any time to take account of any sudden increase in any production cost outside its control including the cost of active ingredients, packaging, energy, transport, raw materials or exchange rate fluctuations which may increase the relevant production cost to the Manufacturer by more than five (5%) percent. The Manufacturer agrees to reduce its prices at any time to take account of any decreases in any of the costs or other factors set forth in the preceding sentence, which may decrease the relevant production cost to the Manufacturer by more than five percent (5%).

6.	SUPPLY OF PACKAGING MATERIAL

6.1	The Manufacturer is responsible on his own account for the procurement of all packaging materials used for the manufacturing of the Product(s), in accordance with Schedule 2 hereof.

6.2	The Principal will supply all artwork and repro film for the making of the packaging materials. All text and art work for the labels, carton and containers to be used for the Products shall be the sole responsibility of the Principal. The Principal warrants that the text and art work as specified by it complies with the requirements of all the relevant marketing authorisations under which it sells the Products and the statutory and other legal requirements of each country in which the Products are marketed and sold and furthermore does not infringe any third party intellectual or industrial property rights and hereby indemnifies and shall hold the Manufacturer harmless against all claims, liabilities and costs accordingly.

6.3

Unless and to the extent otherwise reasonably directed by the Principal in writing, the Manufacturer shall purchase and warehouse a maximum of twelve (12) months (or such lesser period remaining in the term of this Agreement) packaging materials in accordance with the order forecasts provided for under Clause 2.1 hereto, provided always that the Principal shall be liable for the cost of unused or redundant dedicated labels and packaging materials (whether arising due to any change in their specification or on termination of this Agreement) (other than termination due to an uncured breach by the Manufacturer, in which event the Principal shall not be so liable) but such liability for such costs shall not exceed the cost of twelve (12) months (or such lesser period remaining in the term of this Agreement) materials. The Principal shall promptly notify the

Manufacturer in the event that its actual requirements for Products are reasonably expected to differ by more than five (5) batches (as provided in Schedule 1), plus or minus, from any such forecast, and the Manufacturer shall exercise commercially reasonable efforts to adjust its packaging materials inventories accordingly. Payment in respect of any such unused or redundant packaging materials shall be made by the Principal within thirty (30) days of the date of invoice.

7.	LIABILITY

7.1	The Manufacturer agrees to:

7.1.1	indemnify the Principal against all loss damage or liability suffered by the Principal in relation to any defective Product(s) supplied by the Manufacturer primarily resulting from any proven negligence or default on the part of the Manufacturer, provided that the Principal shall notify the Manufacturer in writing without delay of any claims made or threatened, give all required information and prompt assistance and fully co-operate with the Manufacturer in the defence of any action and not take any action nor omit to do anything the result of which may be prejudicial to the Manufacturer in relation to any such matter without first obtaining the Manufacturer’s written consent, which shall not be unreasonably withheld, delayed or conditioned.

7.1.2	maintain its own product liability insurance, subject to such insurance being available to it at commercially reasonable rates and terms, in an amount of Sterling £8,000,000 (eight million British Pounds) (or such other sum as the parties hereto from time to time agree) to cover all loss damage or liability suffered by the Principal in relation to Products resulting from proven negligence or default of the Manufacturer, provided such liability has not been incurred by the Principal in breach of its obligations under this Agreement.

7.2	The Principal undertakes that it will indemnify and keep indemnified the Manufacturer against all proceedings, costs, liabilities, injury, loss or damage arising primarily out of the breach or negligent performance or failure of performance by the Principal of the terms of this Agreement, or any defect in the Specifications or other documentation supplied by the Principal to the Manufacturer.

7.3	Except as otherwise expressly provided in this Agreement, in no circumstances shall either party be liable in contract, tort (including negligence or breach of Statutory Duty), or otherwise, and whatever the cause thereof whether reasonably foreseeable or not (a) for any increased costs or expenses, (b) for any loss of profit, business, contracts, revenue, or anticipated savings (c) for any special indirect or consequential damage of any nature whatsoever.

7.4	Notwithstanding anything contained in this Agreement, under no circumstances shall the Manufacturer be liable to the Principal for any loss or damage whatsoever suffered by the Principal should the Product licence held by the Principal be suspended, withdrawn or other similar action occurring for whatever reason by the relevant governmental authorities.

7.5	The Principal hereby indemnifies and shall keep the Manufacturer indemnified against any liability arising on the part of the Manufacturer as a “Producer” of goods for the purposes of the Consumer Protection Act 1987.

7.6	Where the Manufacturer is required to supply the Principal with replacement product arising out of any breach of this Agreement by the Manufacturer in respect of which any active ingredient, excipient or packaging materials have been supplied by the Principal, then the Manufacturer shall be required to purchase replacement materials from the Principal at the cost for such materials to the Principal.

8.	REGULATORY REQUIREMENTS

8.1	The Manufacturer agrees to assist the Principal by providing access to any necessary document or dossier in its ownership or possession to enable the Principal to make application to any Regulatory Authority for the Manufacturer to be appointed as Manufacturer of the Product(s) under any marketing authorisation held by the Principal.

8.2	Both parties agree that should any provision in this Agreement be held not to comply with any applicable law regulating the pharmaceutical industry then the parties hereto shall discuss in good faith such modification to this Agreement to ensure compliance with the relevant laws within the shortest possible time.

9.	INTELLECTUAL PROPERTY

9.1	It is agreed that all rights to the Product(s) and to any trade or brand name and design used by the Principal in respect of the Product(s) are and shall remain the exclusive property of the Principal.

9.2	The Principal hereby indemnifies and shall keep indemnified the Manufacturer against all proceedings, costs (including legal costs), liabilities, injury, loss or damage arising out of any third party claims (whether successful or unsuccessful) relating to ownership of any intellectual or industrial property rights relating to the Product(s) and any trade or brand name or design used by the Principal in respect of the Product(s).

10.	FORCE MAJEURE

Neither party hereto shall be liable to the other for any failure to perform or delay in performance of its obligations hereunder (other than an obligation to pay monies) caused by any of the following to the extent beyond the reasonable control of the party seeking to be excused from performance pursuant to this Section 10: (i) act of God, (ii) outbreak of hostilities, riot, civil disturbance, acts of terrorism, (iii) the act of any government or authority (including but not limited to revocation or suspension of any licence or consent), (iv) fire, explosion, flood, fog or bad weather, (v) default of suppliers or sub-contractors, (vi) theft, malicious damage, strike, lockout or industrial action of any kind, (vii) inability to obtain supplies of active ingredients, raw materials or packaging (other than due to the cost thereof), or (viii) machinery breakdown, provided the party so affected shall give prompt written notice to the other party. The party so affected shall exercise diligent, commercially reasonable efforts to mitigate the duration and extent of any such event, condition or circumstance, shall keep the other party promptly informed as to all developments affecting or relevant to such force majeure, including but not limited to promptly notifying the other party when the cause or causes preventing, restricting or interfering with its performance hereunder have been eliminated. If the failure or delay occasioned by force majeure subsists for more than one hundred twenty (120) days, either party can terminate this Agreement immediately by notice in writing to the other party, and, save in respect of any payment due, neither party shall have any liability to the other in respect of the termination of this Agreement as a result of an event of force majeure. During the continuation of any force majeure event affecting the Manufacturer’s performance under this Agreement, the Principal shall be entitled to take reasonable steps to assure continued supply of the Products, including but not limited to the entry into agreements with other parties to provide the goods and services to be provided by the Manufacturer hereunder, which agreements may need to extend beyond the termination of the force majeure. In such event, the Principal shall be excused from its obligation to purchase Products hereunder from the Manufacturer to the extent of the remainder of its obligations under such alternative agreement, notwithstanding the cessation of such force majeure; however, Manufacturer’s obligations under Section 1.2 hereof shall remain in full force and effect if, but for such force majeure event, Principal would have purchased sufficient quantities hereunder in order for such exclusivity obligations to remain in effect.

11.	CONFIDENTIALITY

11.1	The parties agree that all rights to any information supplied by the Disclosing Party to the Receiving Party (“Information”) are reserved to the Disclosing Party and the Receiving Party shall use such Information only for the purpose (hereinafter called “the Purpose”) of exploiting its rights and fulfilling its obligations under this Agreement including without limitation the marketing and sale of the Products.

11.2	The Receiving Party shall not use such Information except in connection with the Purpose to benefit itself or others and will not communicate such Information to others except as specifically permitted by this Agreement in connection with the Purpose or if expressly authorised in writing prior to its disclosure to do so in any instance by the Disclosing Party or except as required by applicable law or court order (of which the Receiving Party shall promptly notify the Disclosing Party).

11.3	The Receiving Party undertakes that such Information will be made available in confidence only to such of its employees and sub-contractors as need to know the same for the Purpose and such employees are bound by their contracts of employment and such sub-contractors are bound by confidentiality undertakings identical to those contained in this clause not to use or disclose such Information transmitted to them by the Receiving Party.

11.4	The Receiving Party undertakes at its own expense to enforce the obligations of confidentiality imposed upon its employees and sub-contractors in accordance with this clause 11 in so far as they relate to the disclosure of such Information by such employees or sub-contractors.

11.5	The Receiving Party agrees that such Information shall not be copied or reproduced by it without the express written permission of the Disclosing Party except for such copies as may be reasonably required for the Purpose of the Receiving Party.

11.6	The Receiving Party undertakes to prevent disclosure of such Information and the access of unauthorised persons to the Information, and shall be responsible for any violation of this Section 11 by any of its employees, agents or other persons to whom it makes any of such Information available.

11.7	The Receiving Party shall in the discharge of its obligations under this clause arrange proper and secure storage for such Information in the form of documents, paper, computer discs, magnetic tapes or in any other material form.

11.8	The obligations imposed under this clause 11 shall not apply to such Information if the same:

11.8.1	was in the public domain at the time it was disclosed or thereafter shall fall in to the public domain except through the default of the Receiving Party its employees, agents or sub-contractors; or

11.8.2	was known to and recorded by the Receiving Party prior to its disclosure to the Receiving Party by the Disclosing Party; or

11.8.3	was disclosed after the express prior authorisation of the Disclosing Party; or

11.8.4	becomes known to the Receiving Party from a source other than the Disclosing Party without breach of this Agreement the Receiving Party; or

11.8.5	was independently developed by the Receiving Party without the benefit of any of the Information; or

11.8.6	is disclosed fifteen (15) years from the time of receipt thereof.

11.9	If only a portion of such Information falls in any one of the sections under the above clause 11.8 the remainder shall continue to be subject to the prohibitions and restrictions of this clause 11.

11.10	No licence or conveyance of any rights to the Receiving Party under any discoveries inventions or patents or to use the Information other than for the Purpose is granted or implied by the transmission of such Information to the Receiving Party under this Agreement.

11.11	Notwithstanding anything contained elsewhere in this Agreement the provisions of this clause 11 shall survive the termination or expiry of this Agreement.

12.	ASSIGNMENT AND TRANSFER

Neither party may assign or transfer its rights or obligations under this Agreement without the prior written agreement of the other, such agreement not to be unreasonably withheld, other than (a) in connection with the sale or other transfer of all or substantially all of the assignor’s assets, or (b) as collateral in connection with a bona fide debt financing transaction effectuated by such assignor, as to which no such consent shall be required. Upon any such assignment pursuant to clause (a) under which such assignee agrees to assume all of assignor’s obligations under this Agreement arising subsequent to the effective date of such assignment, the assignor shall be relieved of any further obligations arising under this Agreement subsequent to the effective date of such assignment.

13.	TERM AND TERMINATION

13.1	This Agreement will come into effect on the date first before written and will continue in effect for a period of five (5) years, commencing on the date on which the Principal submits its first order for Products under Section 2.2 hereof (the “Commencement Date”). Each one (1) year period beginning on the Commencement Date or an anniversary thereof shall be referred to herein as a “Contract Year.” The parties hereto agree that at least twelve (12) months before the said termination date they shall enter into good faith negotiations for a period of three (3) months with a view to seeking to agree terms for a new agreement between the parties and having any resultant agreement executed by the parties.

13.2	In the event of one of the parties being in breach of this Agreement, the non-defaulting party may give written notice to the defaulting party of the breach and indicate its intention to terminate the Agreement if the breach is not remedied to its reasonable satisfaction within thirty (30) days after receipt for the notice. It shall, at the Principal’s option, constitute a default hereunder which shall not be subject to remedy or cure if the Manufacturer fails to timely deliver Products hereunder, or delivers Products that do not meet the specifications set forth in Schedule 2 hereto, on three (3) or more occasions, in which event the Principal shall also be entitled to receive from the Manufacturer whatever damages may be legally available to it, including but not limited to any costs incurred by the Principal in excess of the price payable under this Agreement to obtain goods and services to replace those to have been provided by the Manufacturer under this Agreement for the remainder of the term of this Agreement in the absence of such termination.

13.3	The Principal shall be entitled to terminate this Agreement in the event that it has not received from the United States Food and Drug Administration all approvals necessary in order for the Principal to sell the Products in the United States with no milk discard requirement and the Principal notifies the Manufacturer that it is abandoning its efforts to obtain such approvals.

14.	AMENDMENTS; ENTIRE AGREEMENT

No amendment of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed on behalf of each party hereto. This Agreement constitutes the entire agreement between the parties with respect to the performance by the Manufacturer of the types of services contemplated by this Agreement, and supersedes any and all prior oral or written agreements, understandings or expressions with respect thereto, which shall be of no further force or effect.

15.	NOTICES AND OTHER COMMUNICATIONS

15.1	Any notice to be served upon or given or communicated to one party hereto by the other (and this clause called “Communication”) shall be in the form of a document in writing including without limitation facsimile.

15.2	All communications shall be made to the Manufacturer at the following address:

Address:	Norbrook Laboratories Limited
Station Works
Newry
County Down
BT35 6JP
Northern Ireland
Fax: 28 3026 0279
Attention:	Lord Ballyedmond – Chairman

and to the Principal at the following address:
Address:	ImmuCell Corporation
56 Evergreen Drive
Portland
Maine 04103
USA
Fax: (207) 878-2117
Attention:	Michael Brigham – President and CEO

15.3	All Communications shall be delivered by hand during normal business hours or sent by facsimile or sent by registered post (where possible by airmail).

15.4	A Communication shall have effect for the purposes of this Agreement and shall be deemed to have been received by the party to whom it was made:

15.4.1	If delivered by hand upon receipt by the relevant person for whose attention it should be addressed under Clause 15.2 or upon receipt by any other person then upon the premises at the relevant time who reasonably appears to be authorised to receive post or other messages on behalf of the relevant party; and

15.4.2	If sent by facsimile upon the transmission of the Communication to the relevant facsimile number and the receipt by the transmitting facsimile machine of an answer back code showing that the facsimile message has been received properly by the facsimile machine to which it was transmitted; and

15.4.3	If sent by registered post seven (7) days after the date upon the registration receipt provided by the relevant postal authority.

15.5	Each party shall be obliged to send a notice to the other (in accordance with this clause) of any change in the details for it recorded in clause 15.2 which details shall be deemed to have been amended accordingly.

16.	REASONABLENESS

The provisions of this Agreement are considered by the parties hereto to be reasonable in all the circumstances and accordingly it is hereby agreed that if any restriction herein contained shall be judged to be void as going beyond what is reasonable in all circumstances but would be valid if part of or all of the wording were deleted or modified or the periods thereof reduced or the extent of the restriction reduced in scope the same restrictions shall apply with such deletions or modifications and shall be necessary to make them valid or effective.

17.	SEVERABILITY

In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable illegal or otherwise invalid in any respect under the laws governing this Agreement or its performance and cannot be modified in accordance with Clause 16 hereto, such unenforceability, illegality or invalidity shall not affect any other provisions of this Agreement and this Agreement shall then be construed as if such unenforceable illegal or invalid provisions had never been contained herein.

18.	NOTIFICATION OF AGREEMENT

In so far as this Agreement or any matters relating to it may be notifiable to the EC Commission for the purposes of obtaining an exemption under Article 85(3) of the EEC Treaty or for any other reason, the parties hereto agree that the Principal shall be responsible for any such notification and the Manufacturer authorises the Principal to conduct any such notification and any matters relating to it for that purpose, subject to the Principal being obliged to consult with the Manufacturer at each stage relating to the preparation for notification, the actual notification and any matters arising therefrom.

19.	DISPUTES, PROPER LAW AND JURISDICTION

The parties hereto shall strive to resolve on an amicable basis any dispute that may arise between them relating to the terms of this Agreement failing which the parties shall agree to submit any dispute to the exclusive jurisdiction of the High Court of Northern Ireland. The Agreement shall be subject to the laws of Northern Ireland.

SIGNED by duly authorised representatives of each of the parties hereto on the date first before written.

SIGNED on behalf of NORBROOK LABORATORIES LIMITED:

/s/ Ballyedmond
Signature

Name

Position

SIGNED on behalf of IMMUCELL CORPORATION:

/s/ Michael F. Brigham
Signature

Michael F. Brigham
Name

President and CEO
Position

SCHEDULE 1

Products	Minimum Order Size	Initial Purchase Price	Destination
Mast Out ®	Minimum Annual Order Quantity	See table below	Manufacturer’s
	xxxxxxxxxxxxxxxxxxxxxx for the		facility in Newry,
	first Contract Year; all of		Northern Ireland
Principal’s requirements for
Products in subsequent Contract
Years
Minimum Batch xxxxxxxxxxx
xxxxxxxxxx (each, a “batch”)

FOB Newry, Northern Ireland

PURCHASE PRICE (U.S. DOLLARS)

Order Volume	Cost per Syringe
xxxxxxx xxxxxxxxxxxxx xxxxxxxxxxxxxx xxxxxxxxxxx	xxxxx xxxxx xxxxx xxxxx

SCHEDULE 2

Responsibilities of the Parties

ITEM		RESPONSIBILITY
Section A. Formulation and Chemical Raw Materials		Norbrook	ImmuCell
A1	(Active ingredients and excipients) Unit Formulation for Product		✓
A2	Quality Specification of Raw Materials in Product Formulation		✓
A3	Analytical Methods for Testing of Raw Materials		✓
A4	Purchase and supply of Nisin API to Norbrook Free of Charge		✓
A5	Purchase of Raw Materials for Manufacture of Product	✓
A6	Inspection and Release of Raw Materials for Manufacture of Product	✓
A7	Retention of Reference Samples of Raw Materials	✓
A8	Retention of Analytical Testing Records	✓

Section B. Manufacture of Product		Norbrook	ImmuCell
B1	Manufacture of Product	✓
B2	Quality Control Specifications for Bulk Product		✓
B3	Analytical Methods for Testing of Product		✓
B4	Retention of Batch Manufacturing Records	✓
B5	Manufacturing instructions including in-process controls	✓

Section C. Packaging for the Product		Norbrook	ImmuCell
C1	Master Filling and Packaging Instructions		✓
C2	Quality Control Stipulations for Packaging Components		✓
C3	Purchase and Supply of Packaging Components	✓
C4	Inspection and Release of Packaging Materials for Use	✓
C5	Retention of Samples of Packaging Components	✓
C6	Filling, Labelling and Packaging of Product Including In-Process Controls and Inspections	✓
C7	Retention of Batch Packaging Records	✓

Section D. Finished Product		Norbrook	ImmuCell
D1	Finished Product Specifications and Analytical Methods		✓
D2	Inspection of Product and Release for Shipment to Customer	✓
D3	Inspection and Final Release of Product for Sale		✓
D4	Retention of Reference Samples of Finished Product	✓
D5	Retention of Analytical Testing Records	✓
D6	Contents of Certificate of Analysis	✓
D7	Finished Product Sample Requirements		✓

ITEM		RESPONSIBILITY
Section E. Quality control		Norbrook	ImmuCell
E1	Pharmacovigilance		✓
E2	Investigation of complaints	✓	✓
E3	Action of complaints	✓
E4	Recording of complaints	✓	✓
E5	Product Recall	✓	✓
E6	Annual product quality review	✓	✓
E7	Follow-up stability studies		✓

Section F. Operations to be Carried Out by Third Parties		Norbrook	ImmuCell
H1	Analytical Product Testing to be Performed by Third Parties	N/A	N/A
H2	Manufacturing Operations to be Performed by Third Parties	N/A	N/A

Section G. Miscellaneous		Norbrook	ImmuCell
I1	Supply of Safety Data		✓
I2	Retention of Product Distribution Records	✓